Exhibit 99.1

Enterprise GP Holdings L.P.

P.O. Box 4323

Houston, TX 77210

(713) 381-6812

Enterprise GP Holdings Reports Increased Net Income for the

Fourth Quarter of 2006; Reports 80% Increase in Net Income for 2006

Houston, Texas (January 24, 2007) – Enterprise GP Holdings L.P., “Enterprise GP Holdings,” (NYSE: “EPE”) announced today its financial results for the three months and twelve months ended December 31, 2006. Net income increased by 31 percent for the fourth quarter of 2006 to $25.8 million, or $0.29 per unit on a fully diluted basis, from $19.7 million, or $0.22 per unit on a fully diluted basis for the fourth quarter of 2005.

For the twelve months ended December 31, 2006, the partnership reported an 80 percent increase in net income to a record $99.5 million, or $1.12 per unit on a fully diluted basis, compared to $55.3 million, or $0.69 per fully diluted unit for the twelve months ended December 31, 2005.

On January 16, 2007, the board of directors of the general partner of Enterprise Products Partners L.P. (“EPD”) increased EPD’s quarterly cash distribution rate to $0.4675 per unit with respect to the fourth quarter of 2006. This represents a 7 percent increase from the $0.4375 per unit that was paid with respect to the fourth quarter of 2005. This increase in the EPD distribution rate will result in a 25.3 percent annual increase in the amount of cash distributions that Enterprise GP Holdings will receive from its ownership of the general partner and the 13.5 million units of EPD that it owns. Based on this distribution declaration, Enterprise GP Holdings expects to receive quarterly cash distributions from EPD of approximately $35.7 million, or $142.8 million on an annualized basis.

As a result of the increase in cash distributions from EPD in 2006, Enterprise GP Holdings increased its quarterly cash distribution rate by 25 percent to $0.35 per unit with respect to the fourth quarter of 2006 from $0.28 per unit for the fourth quarter of last year. Enterprise GP Holdings’ distributable cash flow was $31.8 million for the fourth quarter of 2006, which will provide 1.02 times coverage of the distribution to be paid on February 9, 2007.

“The growth in cash flows we have received from Enterprise Products Partners has allowed us to increase the cash distribution paid to our partners every quarter since our initial public offering in August 2005,” said Michael A. Creel, President and Chief Executive Officer of Enterprise GP Holdings. “Anchored by organic growth opportunities in multiple business segments, we expect Enterprise to provide consistent long-term growth without depending solely on acquisitions. We are excited about Enterprise’s growth prospects which we expect to support consistent increases in the cash distributions we pay our unitholders.”

At December 31, 2006, Enterprise GP Holdings’ parent-only debt balance was $155 million.

Basis of Presentation of Financial Information – Consolidated and Parent-Only

In accordance with generally accepted accounting principles in the United States of America (“GAAP”), the transfer of net assets to us from affiliates of EPCO, Inc. (“EPCO”) in August 2005 was accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. As a result, the historical consolidated financial information of Enterprise GP Holdings presented in this press release for periods prior to its receipt of such contributions from EPCO has been presented using the consolidated financial information of Enterprise Products GP, LLC, (“Enterprise Products GP”) which has been deemed the predecessor company of Enterprise GP Holdings. Our consolidated financial information represents our primary (general purpose) financial information as a publicly-held registrant.

Enterprise GP Holdings has no separate operating activities apart from those conducted by the operating partnership of Enterprise Products Partners. Enterprise GP Holdings’ principal sources of cash flow are its investments in limited and general partner ownership interests of Enterprise Products Partners. Enterprise GP Holdings’ primary cash requirements are for general and administrative expenses, debt service requirements and distributions to its partners.

In order for our unitholders and others to more fully understand Enterprise GP Holdings’ financial condition and results of operations on a standalone basis, this press release includes financial information of Enterprise GP Holdings as the parent company apart from that of our consolidated partnership. In general, the parent-only financial information primarily reflects the period since the completion of its initial public offering on August 29, 2005.

The parent-only statement of operations includes earnings from Enterprise GP Holdings’ equity-method investments in Enterprise Products Partners and Enterprise Products GP as a component of operating income. These investments are the primary source of earnings for Enterprise GP Holdings on a standalone basis. In accordance with GAAP, such equity earnings are eliminated in the consolidation of Enterprise Products Partners’ and Enterprise Products GP’s financial statements with those of Enterprise GP Holdings.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measure of distributable cash flow. The accompanying schedules provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as an alternative to GAAP measures such as net income, net cash provided by operating activities or any other GAAP measure of liquidity or financial performance.

Distributable cash flow – We define distributable cash flow as cash distributions expected to be received from Enterprise Products Partners in connection with our investments in limited and general partner interests of Enterprise Products Partners minus our expenditures for general and administrative costs and debt service. Distributable cash flow is a significant liquidity metric used by our senior management to compare net cash flow generated by the parent company’s equity investments to the cash distributions the parent company is expected to pay its unitholders. Using this metric, our management can quickly compute the coverage ratio of estimated cash flow to planned cash distributions.

Distributable cash flow is an important non-GAAP financial measure for our limited partners since it indicates to investors whether or not our investments are generating cash flows at a level that can sustain or support an increase in quarterly cash distribution levels. Financial metrics such as distributable cash flow are quantitative standards used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to distributable cash flow is net cash provided by operating activities.

Enterprise GP Holdings is one of the largest publicly traded GP partnerships with an enterprise value of more than $3 billion. It owns the general partner of Enterprise Products Partners (NYSE: EPD), a leading North American midstream energy company. The general partner manages the business affairs of Enterprise Products Partners, which provides a wide range of services to producers and consumers of natural gas, natural gas liquids, and crude oil. For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com

This press release contains various forward-looking statements and information that are based on Enterprise GP Holdings’ beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise GP Holdings. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise GP Holdings or Enterprise Products Partners for future operations, are intended to identify forward-looking statements. Although Enterprise GP Holdings and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise GP Holdings nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise GP Holdings’ actual results may vary materially from those it anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise Products Partners’, and in turn, Enterprise GP Holdings’ results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	the effects of the Enterprise Products Partners’ debt level on its future financial and operating flexibility;
•	a reduction in demand for Enterprise Products Partners’ products by the petrochemical, refining or heating industries;
•	a decline in the volumes of NGLs delivered by Enterprise Products Partners’ facilities;
•	the failure of Enterprise Products Partners’ credit risk management efforts to adequately protect it against customer non-payment;

•	terrorist attacks aimed at Enterprise Products Partners’ facilities; and
•	the failure to successfully integrate Enterprise Products Partners’ operations with companies, if any that it may acquire in the future.

Enterprise GP Holdings has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Investor Relations (713) 381-6812

Rick Rainey, Media Relations (713) 381-3635

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Exhibit A

Enterprise GP Holdings L.P.

Condensed Statements of Consolidated Operations – UNAUDITED

For the Three and Twelve Months Ended December 31, 2006 and 2005

(Dollars in thousands, except per unit amounts)

Since Enterprise GP Holdings owns the general partner of Enterprise Products Partners, the consolidated income statements for Enterprise GP Holdings presented below include the consolidated financial results of Enterprise Products Partners and its general partner. The earnings of Enterprise Products Partners that are allocated to its limited partner interests not owned by the parent company are reflected as minority interest expense in Enterprise GP Holdings’ consolidated income statement. Apart from this adjustment to minority interest expense and the interest expense recognized in connection with borrowings by the parent company, Enterprise GP Holdings’ consolidated income statement does not differ materially from that of Enterprise Products Partners.

Exhibits B and C present parent company financial information of Enterprise GP Holdings.

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005

Revenues	$ 3,350,517	$ 3,780,378	$ 13,990,969	$ 12,256,959
Costs and expenses:
Operating costs and expenses	3,133,860	3,587,103	13,089,091	11,546,225
General and administrative costs	18,873	16,505	67,779	64,194
Total costs and expenses	3,152,733	3,603,608	13,156,870	11,610,419
Equity in income of unconsolidated affiliates	7,259	(15)	21,565	14,548
Operating income	205,043	176,755	855,664	661,088
Other income (expense):
Interest expense	(63,435)	(62,189)	(247,572)	(249,002)
Other, net	569	1,831	8,109	5,421
Total other income (expense)	(62,866)	(60,358)	(239,463)	(243,581)
Income before provision for taxes, cumulative effect
of changes in accounting principles and minority interest	142,177	116,397	616,201	417,507
Provision for taxes	(8,873)	(4,404)	(21,321)	(8,362)
Income before minority interest and changes
in accounting principles	133,304	111,993	594,880	409,145
Minority interest	(107,488)	(92,093)	(495,474)	(353,642)
Income before changes in accounting principles	25,816	19,900	99,406	55,503
Cumulative effect of changes in accounting principles	(3)	(227)	93	(227)
Net income	$ 25,813	$ 19,673	$ 99,499	$ 55,276

Allocation of net income to:
Limited partners	$ 25,810	$ 19,671	$ 99,489	$ 55,270
General partner	$ 3	$ 2	$ 10	$ 6

Earnings per unit, basic and fully diluted:
Net income per unit	$ 0.29	$ 0.22	$ 1.12	$ 0.69
Average LP units outstanding (000s)	88,884	88,884	88,884	79,726

Exhibit B

Enterprise GP Holdings L.P. – Parent Company

Statement of Operations – UNAUDITED

(Dollars in thousands)

Currently, the parent company has no separate operating activities apart from those of Enterprise Products Partners. Additionally, the operating activities of the parent company are primarily derived from cash distributions it receives from its limited partner and general partner ownership interests in Enterprise Products Partners. The primary cash requirements of the parent company, in addition to normal general and administrative expenses and debt service, are for distributions to its partners. In order to more fully understand the financial condition of the parent company, we are providing selected parent company financial data on Exhibits B and C.

The information presented below pertains to (i) the period since Enterprise GP holdings’ initial public offering on August 29, 2005 through December 31, 2005, (ii) the year ended December 31, 2006 and (iii) three months ended December 31, 2006 and 2005.

	For The	For The	For The	For The
	Three Months	Three Months	Twelve Months	Period
	Ended	Ended	Ended	August 29 to
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Equity in income of unconsolidated affiliates	$ 29,008	$ 22,361	$ 111,093	$ 24,507
General and administrative costs	591	369	2,115	461
Operating income	28,417	21,992	108,978	24,046
Interest expense, net	(2,604)	(2,319)	(9,497)	(3,415)
Income before cumulative effect of change in accounting principle	25,813	19,673	99,481	20,631
Cumulative effect of change in accounting principle	--	--	18	--
Net income	$ 25,813	$ 19,673	$ 99,499	$ 20,631

Other financial data:
Investment in limited and general partnership interests
in Enterprise Products Partners at end of period	$ 840,933	$ 834,837	$ 840,933	$ 834,837
Debt principal outstanding at end of period	$ 155,000	$ 134,500	$ 155,000	$ 134,500
Distributable cash flow (Exhibit C)	$ 31,790	$ 25,793	$ 119,263	$ 34,052

Exhibit C

Enterprise GP Holdings L.P. – Parent Company

Distributable Cash Flow – UNAUDITED

(Dollars in thousands, except per unit amounts)

The following table presents the calculation of distributable cash flow by the parent company with respect to the periods indicated. For example, the $31.8 million of distributable cash flow for the three months ended December 31, 2006 pertains to the cash distribution we will make on February 9, 2007. References to “EPGP” mean Enterprise Products GP, LLC, the general partner of Enterprise Products Partners.

The information presented below pertains to (i) the period since Enterprise GP holdings’ initial public offering on August 29, 2005 through December 31, 2005, (ii) the year ended December 31, 2006 and (iii) three months ended December 31, 2006 and 2005.

	For The	For The	For The	For The
	Three Months	Three Months	Twelve Months	Period
	Ended	Ended	Ended	August 29 to
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Distributable cash flow by Enterprise GP Holdings:
Cash distributions from Enterprise Products Partners
associated with:
General partner interest
Standard distribution rights	$ 4,126	$ 3,481	$ 15,740	$ 4,658
Incentive distribution rights	25,259	19,114	92,854	25,372
Limited partner interest	6,290	5,886	24,554	7,898
Total cash distribution expected from
Enterprise Products Partners	35,675	28,481	133,148	37,928
Deduct parent company and EPGP expenses:
General and administrative costs of the parent company	(591)	(369)	(2,115)	(461)
General and administrative costs of EPGP	(690)	--	(2,273)	--
Interest expense of the parent company, net	(2,604)	(2,319)	(9,497)	(3,415)
Total distributable cash flow	$ 31,790	$ 25,793	$ 119,263	$ 34,052

Cash distributions of Enterprise GP Holdings
with respect to period indicated:
Distribution per unit	$ 0.350	$ 0.280	$ 1.290	$ 0.372

Distributions to public unitholders	$ 4,123	$ 3,371	$ 15,282	$ 4,478
Distributions to EPCO and affiliates	26,987	21,517	99,379	28,587
Distributions to general partner of Enterprise GP Holdings	3	2	11	3
Total cash distributions	$ 31,113	$ 24,890	$ 114,672	$ 33,068

Exhibit D

Enterprise GP Holdings L.P. – Parent Company

Non-GAAP Reconciliations – UNAUDITED

(Dollars in thousands, except per unit amounts)

The following table presents the reconciliation of our non-GAAP distributable cash flow to GAAP net cash provided by operating activities for the periods indicated.

The information presented below pertains to (i) the period since Enterprise GP holdings’ initial public offering on August 29, 2005 through December 31, 2005, (ii) the year ended December 31, 2006 and (iii) three months ended December 31, 2006 and 2005.

	For The	For The	For The	For The
	Three Months	Three Months	Twelve Months	Period
	Ended	Ended	Ended	August 29 to
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Reconciliation of Non-GAAP “Distributable cash flow” to GAAP “Net income” and GAAP “Net cash provided by operating activities” per parent company financial statements
Net income (Exhibit B)	$ 25,813	$ 19,673	$ 99,499	$ 20,631
Adjustments to derive distributable cash flow:
(add or subtract as indicated by sign of number):
Equity in income of unconsolidated affiliates	(29,008)	(22,361)	(111,093)	(24,507)
Distribution expected from Enterprise Products Partners	35,675	28,481	133,148	37,928
General and administrative expenses of EPGP	(690)	--	(2,273)	--
Cumulative effect of change in accounting principle	--	--	(18)	--
Distributable cash flow (Exhibit C)	31,790	25,793	119,263	34,052
Adjustments to distributable cash flow to derive
Net cash provided by operating activities (add or subtract
as indicated by sign of number):
Distribution from Enterprise Products Partners
with respect to period indicated	(35,675)	(28,481)	(133,148)	(37,928)
Distribution received from Enterprise Products Partners
during period indicated	34,456	27,160	124,924	27,160
Net effect of changes in operating accounts	(364)	322	(5,515)	4,584
General and administrative expenses of EPGP	690	--	2,273	--
Adjustment for non-cash equity-based compensation	5	21	26	21
Non-cash amortization	85	--	340	--
Net cash provided by operating activities	$ 30,987	$ 24,815	$ 108,163	$ 27,889